Exhibit 10.1

Renaissance Learning, Inc.

2911 Peach Street

P.O. Box 8036

Wisconsin Rapids, WI 54495-8036

February 15, 2006

Mr. John R. Hickey

c/o Renaissance Learning, Inc.

2911 Peach Street

P. O. Box 8036

Wisconsin Rapids, WI 54495-8036

Dear John:

This will confirm our agreement concerning the termination of your employment by Renaissance Learning, Inc. (“RLRN”) and all related matters.  We have agreed as follows:

1.

Separation Date.  We have mutually agreed to the termination of your employment by RLRN effective as of the close of business on February 15, 2006 (the “Separation Date”).  You hereby resign effective February 15, 2006 from all offices, positions, titles and capacities you may hold with RLRN and its affiliates effective as of the Separation Date, including your positions as RLRN’s President and Chief Executive Officer and a member of its Board of Directors.

2.

Payments and Benefits to You.  In consideration of your undertakings set forth in this letter agreement, and in lieu of all other payments and benefits to which you may otherwise be entitled by reason of your employment by RLRN, you shall receive the following:

(a)

Through the Separation Date, your base salary shall be continued at the annual rate currently in effect and you shall continue to participate in RLRN’s 401(k), SERP, retirement and health, dental and life insurance plans and programs and to receive all other fringe benefits and perquisites to which you have been entitled immediately prior to the execution hereof.  Except as expressly provided below, your compensation and your participation in all employee benefit programs and plans shall terminate on the Separation Date.

(b)

During the period (the “Continuation Period”) commencing on February 16, 2006 and ending on February 15, 2008, your base salary shall be continued at its current rate of $457,000 per annum.  An initial salary continuation payment in the amount of $228,500, representing six months salary continuation, will be made to you on August 17, 2006.  Your remaining salary continuation payments, in the aggregate amount of $685,500, shall be paid to you in equal installments (except that the first and last installments shall be prorated as appropriate) on each of RLRN’s regular payroll dates occurring after August 17, 2006.  No salary continuation payments shall be made to you prior to August 17, 2006.

(c)

Following the Separation Date, RLRN will provide you with the right to participate in RLRN’s group health insurance plan in accordance with the mandates of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  If, and to the extent, you elect to continue coverage under such plan in accordance with the requirements of COBRA, RLRN will pay 100% of the cost of such coverage for the first eighteen months for which you are eligible for such coverage.  If you commence new employment during such 18-month period and become eligible for health insurance benefits from your new employer, RLRN’s obligation to provide RLRN-subsidized COBRA coverage to you under this Paragraph 2(c) shall terminate as of the date you become eligible to receive such benefits from your new employer.  Following such 18-month period of RLRN-subsidized COBRA coverage, if you have not become eligible to receive health insurance benefits from a new employer, RLRN will pay an amount equal to the employer’s share of health insurance coverage it then pays for full time employees to you (i) for a period of six months following the expiration of your COBRA coverage or (ii) until you obtain health insurance coverage from another employer, whichever occurs first.  Within five calendar days after you become eligible to receive health insurance benefits from a new employer, you agree to inform RLRN of such fact in writing.  You agree and acknowledge that RLRN will report the RLRN-subsidized health insurance coverage provided by this Paragraph 2(c) as required by applicable tax laws.

(d)

You shall be entitled to receive all vested benefits accrued as of the Separation Date under RLRN’s 401(k), SERP and other retirement plans currently in effect in accordance with the terms of such plans.  No contributions will be made to such plans for your benefit for services rendered after the Separation Date.  In addition, on or before February 24, 2006, RLRN will pay to you in a lump sum your accrued, but unused vacation time as shown in RLRN’s records, but not exceeding fifteen weeks in any event.

(e)

Not later than March 6, 2006, you shall sell to RLRN, and RLRN shall purchase from you, 79,872 shares of RLRN common stock which you currently hold (the “Purchased Shares”).  The purchase price for the Purchased Shares shall be an amount per share equal to the closing price of RLRN common stock on the NASDAQ National Market System on the Separation Date (the “Separation Date Price”) as reported in the Wall Street Journal or such other source as may be mutually agreed by you and RLRN.  The purchase price for the Purchased Shares shall be paid to you not later than March 9, 2006 against delivery by you of one or more certificates for the Purchased Shares or evidence satisfactory to RLRN that such shares have been transferred to RLRN from one or more securities accounts under your control, accompanied by such stock powers, endorsements or other instruments or documents as, in RLRN’s reasonable judgment, are adequate to transfer the Purchased Shares to RLRN and to confirm and perfect its title thereto.

(f)

Not later than February 24, 2006, RLRN agrees to buy out those of your RLRN stock options that are identified with an asterisk (*) on the schedule attached to this letter agreement (the “Acquired Options”).  The price at which RLRN shall buy out the Acquired Options shall be an amount per share equal to the excess, if any, of the Separation Date Price over the exercise price of each such option as shown on the attached schedule.  The buy out price of the Acquired Options, less applicable federal and state income and employment tax withholding, shall be paid to you in a lump sum not later than February 24, 2006.  You agree that, upon execution of this letter agreement, you shall have no further rights with respect to the Acquired Options other than the right to receive the buy-out price as stated herein and that such options and all exercise and other rights you may have with respect thereto shall be cancelled and become null and void upon your execution hereof.

(g)

All of your RLRN stock options shown on the attached schedule which are not bought out by RLRN as provided in Paragraph 2(f) (the “Retained Options”) will remain exercisable and may be exercised in accordance with the terms of the Nonstatutory Stock Option Agreements or other agreements applicable thereto for a period of 90 days following the Separation Date.

(h)

RLRN agrees to provide you with a reference letter in the form we have mutually agreed upon.

3.

Your Undertakings.  In exchange for the payments and benefits provided to you under this agreement, which you acknowledge are greater in their totality than those which you would receive absent this agreement, you agree as follows:

(a)

During the Continuation Period, you agree to consult with RLRN and provide such information and assistance to RLRN as RLRN may reasonably request with respect to matters with which you were familiar during the period of your employment by RLRN.  Such assistance may include, without limitation, discussing matters relating to RLRN’s business operations by telephone, attending meetings, assisting with litigation or responding to written inquiries and shall not exceed more than ten hours per month for the first six months or more than two hours a month thereafter during the next 18 months.  You shall be reimbursed for any out-of-pocket expenses you may incur to provide any such assistance.  RLRN shall not require you to perform any services which unreasonably interfere with any future employment or any previously scheduled personal, charitable or community activities.

(b)

Not later than February 20, 2006, you shall (i) remove your personal property from the office currently being utilized by you at RLRN’s headquarters in Wisconsin Rapids and return all keys and access cards to such facility; (ii) surrender and deliver to RLRN any credit cards, computers, cellular telephones and any other RLRN property in your possession or under your control as well as all records, files, documents, electronically encoded media (such as computer disks) or other materials in your possession or under your control relating to RLRN or its business, without retaining any copies thereof and (iii) delete any information relating to RLRN or its business from any computer equipment located in your home or otherwise in your possession or under your control.

(c)

On behalf of yourself, your heirs, successors and assigns, you hereby release RLRN, RLRN’s affiliates and their respective past and present officers, directors, stockholders, partners, members, agents and employees (collectively, the “Released Parties”) from any and all claims existing as of the Separation Date.  This release applies to, but is not limited to, any claims related in any way to your employment by RLRN or the termination of your employment, including any discrimination claims and any claims for wages and other remuneration, whether such claims are presently known or later discovered or anticipated or unanticipated by you.  This release does not, however, waive any vested benefits you may have as of the Separation Date under any RLRN retirement plan in accordance with the terms of such Plan.  This release also does not apply to any rights you may have under any worker’s compensation law or to any indemnification rights or claims you may have with respect to matters arising out of your service as an officer or director of RLRN under RLRN’s corporate officer and director liability insurance policies or under RLRN’s by-laws, applicable law or any other agreement.  You agree to waive and give up any benefit conferred on you by any order or judgment issued in connection with any proceeding filed by you against any of the Released Parties regarding any claim released in this Paragraph 3(c).  As used in this Paragraph 3(c), the term “claims” shall be construed broadly and shall be read to include, for example, the term “rights”, “causes of action” (whether arising in law or equity), “damages”, “demands”, “obligations”, “grievances” and “liabilities of any kind or character.”  Similarly, the term “release” shall be construed broadly and shall be read to include, for example, the terms “discharge” and “waive.”

(d)

You agree that you shall not at any time during the Continuation Period, without RLRN’s prior written consent, directly or indirectly (whether as proprietor, officer, employee, agent, partner, stockholder, consultant, owner, investor or otherwise) accept employment with, consult for or otherwise render advice or assistance to, any “Competitor” in any capacity which involves your performance of any services which are the same as or substantially similar to any of the services provided by you to RLRN at any time during the two year period preceding the Separation Date.  This restriction shall apply only to activities by you in the United States in which, you acknowledge, RLRN presently does business.  As used in this Paragraph 3(d), a “Competitor” means any business that (i) is engaged in the development and/or sale of computer software for use by educators or administrators in public or private schools or school districts to assess student performance, manage or monitor student practice skills, motivate or assist learning and/or provide individualized exercises for assessment or practice of skills in such schools or districts and/or (ii) provides training services related to the software described in (i) for schools or school districts AND, in the case of any business described in (i) or (ii), which sells such products and/or services in any state in which RLRN sold in excess of $100,000 of products or services in the twelve months preceding the time you begin to provide any such advice or assistance.  This provision shall not restrict you from providing services to a distinct or separate business unit of a Competitor that does not compete with RLRN provided that you do not provide any advice or assistance to any unit of such Competitor which does so compete.

(e)

You shall not at any time, (whether during or after the Continuation Period) directly or indirectly, use or disclose any Trade Secret as defined under Wisconsin law (currently Section 134.90(1)(c) Wis. Stats.) unless such information ceases to be deemed a Trade Secret by means of one of the exceptions set forth below.  During the Continuation Period you shall not, directly or indirectly, use or disclose any Confidential Information (as hereafter defined) unless such information ceases to be deemed Confidential Information by means of one of the exceptions set forth below.  The term “Confidential Information” shall mean all information relating to RLRN’s business which is not a Trade Secret and which is not known to the public or RLRN’s competitors generally, including, but not limited to, information concerning new products, terms of agreements with customers, pricing policies, source codes, algorithms and other programming data and technical information relating to RLRN’s software products, personnel records and information, marketing plans and strategies, product development techniques and plans, business acquisition plans, financial information, research programs and results, and information concerning technical processes, product designs or inventions.  Trade Secret and Confidential Information include any information received from a third party with whom RLRN has a binding agreement restricting disclosure of such information.  Notwithstanding the forgoing, the terms “Trade Secret” and “Confidential Information” shall not include, and the obligations set forth in this paragraph 3(e) shall not apply to, any information which (i) you can demonstrate was known by you prior to your employment by RLRN, (ii) is or becomes generally available to the public through no act or omission of yours, (iii) is obtained by you in good faith from a third party who discloses such information to you on a non-confidential basis without violating any obligation of confidentiality or secrecy related to the information disclosed, or (iv) is independently developed by you outside the scope of your employment without the use of Confidential Information or Trade Secrets.

(f)

You agree that during the Continuation Period you will not, directly or indirectly, induce, or attempt to induce, any person who is an employee or consultant of RLRN to terminate his employment with or engagement by, or reduce the hours he or she works for, RLRN.  Nothing herein shall be construed to prohibit you from hiring any former employee or consultant of RLRN provided that you did not, directly or indirectly, induce, or attempt to induce, such person to terminate his employment with, or engagement by, RLRN.

(g)

You agree from time to time, if so requested by RLRN, to take all reasonable actions to cooperate with RLRN, its officers, directors, employees and agents, in any litigation involving any of them relating to or arising out of the business of RLRN.  RLRN will reimburse you for any out of pocket expenses incurred by you in the course of such cooperation.  Nothing in this paragraph should be interpreted to contemplate that you offer anything other than truthful testimony in any such litigation.

(h)

You agree and acknowledge that in connection with your employment by RLRN you entered into a Restrictive Covenant Agreement dated June 30, 1998 (the “1998 Agreement”) and a Confidential Information and Business Ideas, Inventions and Developments Agreement dated July 3, 1996 (the “1996 Agreement”).  You agree that paragraphs 2, 3 and 4 of the 1996 Agreement shall continue to apply after the Separation Date and that you shall continue to be bound by and perform your obligations thereunder.  Your obligations under the 1998 Agreement and paragraph 1 of the 1996 Agreement are superceded by this letter agreement and shall terminate on the Separation Date.

4.

Death or Disability.  In the event of your death prior to the expiration of the Continuation Period, RLRN shall continue to provide the benefits specified in paragraph 2(c) to your spouse or other eligible dependents and shall make the salary continuation payments specified in paragraph 2(b) to such beneficiary as you shall have last designated by written notice to RLRN’s Vice President of Human Resources or, in the absence of any such designation, to your estate.  In the event of your disability, RLRN shall continue to make the payments and provide the benefits specified in paragraphs 2(b) and 2(c) directly to you or, if another person or entity has been appointed to handle your financial affairs because you are unable to do so, RLRN shall pay and provide such benefits to that person or entity.

5.

Acknowledgement of Consequences of Breach.  You acknowledge that irreparable and incalculable injury may result to RLRN, its business or properties in the event of a breach by you of any of the covenants and restrictions set forth in Section 3 of this letter agreement and the various paragraphs thereof.  You therefore agree that, in the event of any such actual, impeding or threatened breach, RLRN will be entitled, in addition to any other remedies, to temporary or permanent injunctive relief (without the necessity of posting a bond or other security) restraining the violation or further violation of such restriction by you.  You further agree that in the event of a breach, RLRN shall be entitled to recover from you the monetary value of all consideration paid to you under paragraphs 2(b) and 2(c) of this letter agreement and suspend all future payments and benefits which might otherwise be due to you from RLRN under such paragraphs.  The election of any one or more remedies by RLRN shall not constitute a waiver of its right to pursue other available remedies.  You further agree that:  (a) you will be able to earn a livelihood without violating the foregoing restrictions, (b) the covenants and restrictions set forth in Section 3, including paragraphs 3(d) and 3(e) are necessary to protect RLRN’s legitimate interests, and (c) your compliance with the terms of Section 3 are material terms upon which RLRN’s willingness to provide the payments and benefits specified herein to you are conditioned.

6.

Severability.  The provisions of the sections, subsections, paragraphs and subparagraphs of this letter agreement are severable and in the event any such provision should be held invalid or unenforceable by any court, this letter agreement shall be interpreted as if any such invalid or unenforceable provision were not contained herein.

7.

Entire Agreement.  This letter agreement constitutes the complete understanding between you and RLRN concerning all matters affecting your employment with RLRN and the termination thereof.  This letter agreement shall supersede all prior agreements, understandings, personnel documents, handbooks, policies and any prior customs or practices concerning such matters, including the 1998 Agreement and the 1996 Agreement, except for those provisions of the 1996 Agreement specified to remain in effect as provided in paragraph 3(h) hereof.

8.

Negotiations for License.  It is acknowledged that you and RLRN are currently engaged in discussions concerning a possible license or other arrangement pursuant to which rights in certain RLRN software relating to the teaching of languages would be licensed or otherwise be transferred to you or a business entity to be created by you for commercialization in the consumer market.  You and RLRN each agree that no provision of this letter agreement is conditioned upon any such license or other transaction and that this letter agreement shall not be affected in any way if you and RLRN are unable to agree upon the terms of any such transaction.  Any such licensing or other transaction or arrangement shall be binding upon you and RLRN only in accordance with such terms as may be set forth in such definitive agreement, if any, as may be executed by you and RLRN with respect to any such transaction and if, as and when any such agreement may be executed.  It is mutually acknowledged that no such definitive agreement has been executed as of the date hereof and that either party may discontinue negotiations with respect thereto at any time.

9.

Tax Deductions.  All payments and benefits to be made to you as provided in this letter agreement and all dollar amounts set forth herein are stated on a pre-tax basis and are subject to deduction for any applicable income and employment tax withholding, or such other deductions as may be required by law.

10.

Disclosure to Subsequent Employers.  You agree to disclose the provisions of Paragraphs 3(d) and 3(e) hereof to any new employer with which you may accept employment during the Continuation Period prior to commencing such employment and that RLRN may also disclose such provisions to any such employer.

11.

Amendment.  This letter agreement may not be amended or modified except by a written agreement signed by both you and RLRN.

12.

Governing Law.  This letter agreement and its interpretation shall be governed and construed in accordance with the laws of the State of Wisconsin without regard to the principles of conflict or choice of law thereof and shall be binding upon the parties hereto and their respective heirs, successors and assigns.

If you are in agreement with the above, kindly so indicate by dating and signing the enclosed copy or a counterpart of this letter agreement in the space provided below and returning it to my attention.

Very truly yours,

RENAISSANCE LEARNING, INC.

By:

/s/ Terrance D. Paul

Terrance D. Paul, Co-Chairman of the Board

Accepted and agreed to this
15th day of February, 2006.

/s/ John R. Hickey
John R. Hickey

SCHEDULE

Hickey Options

Shares	Exercise Price	Grant Date	Exercised	Outstanding

93,750	8.00	9/10/97	20,000	73,750*

28,169	13.3125	6/25/98	28,169	0

34,408	14.53125	9/1/98	34,408	0

13,245	37.75	3/1/99	0	13,245

13,333	18.75	6/14/99	10,000	3,333

11,561	21.625	9/1/99	0	11,561

11,429	21.875	10/20/99	0	11,429

21,739	11.50	12/20/99	0	21,739*

16,632	30.063	9/1/00	0	16,632

17,094	29.25	3/1/01	0	17,094

18,200	34.34	9/01/01	0	18,200

19,398	32.22	3/01/02	0	19,398

36,960	16.91	9/01/02	0	36,960*

36,873	16.95	3/01/03	11,000	25,873*

10,994	22.75	7/17/03	0	10,994

27,347	25.09	9/01/03	0	27,347

35,056	24.96	3/1/04	0	35,056

37,500	24.50	9/01/04	0	37,500

56,365	16.30	3/01/05	0	56,365*

83,717	23.89	7/20/05	0	83,717

*Options to be bought out as provided in Paragraph 2(f).